Exhibit 99.1

For Immediate Release

Abbott Completes Acquisition of Advanced Medical Optics

ABBOTT PARK, Ill., Feb. 26, 2009 — Abbott today announced that it has completed its acquisition of
Advanced Medical Optics (AMO). AMO is now a wholly owned subsidiary of Abbott and has been renamed Abbott Medical Optics Inc.

Media:	The acquisition of AMO enhances and strengthens Abbott’s diverse mix of medical device businesses
Scott Stoffel	and gives it a leadership position in the large and growing eye care market. Abbott Medical Optics
(847) 936-9502	holds the number one position in LASIK surgical devices, the number two position in the cataract surgical device market and the number three position in contact lens care products.
Financial:
Tina Ventura (847) 935-9390

“As with previous acquisitions that have strengthened and diversified our business, we’re entering a market that’s aligned with demographic trends and growing medical need,” said John M. Capek, executive vice president, Medical Devices, Abbott.  “This acquisition provides Abbott access to a $22 billion global market and the opportunity to help a very large patient population.”

The final step in the acquisition process was a short-form merger of Rainforest Acquisition Inc., a wholly owned subsidiary of Abbott, with and into Advanced Medical Optics, Inc.  As a result of the merger, all outstanding shares of AMO common stock not tendered in the cash tender offer (other than those as to which holders properly exercise dissenters’ rights) were converted into the right to receive $22 per share in cash, without interest and subject to any required withholding taxes.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

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– Private Securities Litigation Reform Act of 1995 –

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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